Exhibit 10.9

March 13, 2015

Mr. Jonathan Peacock

Subject:  Amendment to Employment Agreement

Dear Jon:

This letter represents an amendment (the “Amendment”) to the Employment Agreement, dated as of June 20, 2014, between you and Bellerophon Therapeutics, Inc. (the “Employment Agreement”).

Section 3(b) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“Annual Bonus.  For each calendar year ending during the Employment Period, the Executive shall be eligible to earn an annual bonus payable in accordance with the terms of the Company’s management incentive program, to be established and implemented in consultation with the Executive, at a target of 100% of Annual Base Salary, or such higher level established by the Company from time to time (the “Annual Bonus”).  Notwithstanding the foregoing, the Executive’s Annual Bonus for calendar year 2014 shall be a pro-rated portion of the Annual Bonus based on the number of days actually worked in 2014.  Beginning with the Annual Bonus in respect of calendar year 2014 and for years thereafter, the Company, in its sole discretion, may pay such bonus in cash or equity or a combination thereof, in each instance on such terms as are determined by the Compensation Committee of the Board of Directors.  With respect to any equity awards granted to the Executive in respect of the calendar year 2014 Annual Bonus, if the Executive is terminated without Cause (as defined in the applicable award agreement) by the Company within the twelve (12) month period following the grant of such equity award, then the equity award shall vest in full as of the date of such termination of employment.”

All other terms of the Employment Agreement will remain the same.

The Employment Agreement, as supplemented and modified by this Amendment, constitutes the entire agreement and understanding of the parties thereto with respect to the subject matter thereof and supersedes all prior agreements and understandings relating to such subject matter.

/s/ Manesh Naidu
Manesh Naidu
Chief Business Officer

53 Frontage Road, Suite 301, Hampton, NJ 08827 | 908-574-4770 |  bellerophon.com

I acknowledge and accept the above amendment to my Employment Agreement as of the date first set forth above.

/s/ Jonathan M. Peacock
Jonathan M. Peacock
President and Chief Executive Officer